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                                                                    Exhibit 99.4
March 3, 1997


           [LETTERHEAD OF CHARLES E. SMITH RESIDENTIAL REALTY, INC.]

                  SMITH REIT ADDS LUXURY HIGH-RISE APARTMENTS

                376 Unit property acquired via OP Unit exchange


    ARLINGTON, VA.--Charles E. Smith Residential Realty, Inc. (NYSE:SRW) announced today that it has acquired the Kenmore Apartments, a 376 unit luxury high-rise property on upper Connecticut Avenue in northwest Washington, DC, in exchange for equity in the form of Smith REIT Operating Partnership Units (OP Units), together with the assumption of debt. Total value of the transaction was approximately $15.6 million, including issuance of 510,674 Operating Partnership Units and assumption of approximately $1.2 million in loans, and other costs. The Kenmore increases the Smith REIT's presence in the prestigious Connecticut Avenue corridor to 2,843 apartment units in 10 properties.

    Ernest Gerardi, Jr., president of the Smith REIT, said, "This property is an excellent addition to our strong concentration in the high demand Connecticut Avenue corridor and further increases our ability to take advantage of marketing and operational efficiencies. It also completes the commitment, involving the acquisition of three properties, we made to our investors in conjunction with our recent follow-on stock offering."

    The OP Unit exchange approach used by the Smith REIT in its three recent acquisitions is a special feature available only to certain REITs known as "UPREITs". It is particularly advantageous to longer term property owners with low or negative tax basis for whom a cash sale would cause a taxable gain, because it allows deferral of income taxes on the transaction.


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Charles E. Smith Residential Realty / March 3, 1997                      Page 2


    The Kenmore is a 376 unit 11-story luxury high-rise located at 5415 Connecticut Avenue in northwest Washington, D.C. It averaged 97% occupancy in 1995 and 1996 and had an average monthly revenue of $665 in 1996. The addition of the Kenmore brings the Smith REIT's concentration in the Connecticut Avenue corridor to 2,843 apartment units in 10 properties, further extending the company's operating efficiencies in this submarket.

    The Connecticut Avenue corridor has long been and continues to be the location of choice for many professionals and others working in downtown Washington, D.C. because of the prestige of its address, its convenient access to downtown by car of Metro and an excellent selection of fully-serviced well-maintained luxury apartment buildings. Because of this continuing strong demand, and limited new development in recent years, this submarket consistently maintains occupancies of better than 96%.

    Charles E. Smith Residential Realty, Inc is a self-managed real estate investment trust and the largest publicly traded multifamily real estate company with operations focused on the greater Washington, D.C. area. The company and its subsidiaries and affiliates own, acquire, develop and manage multifamily residential rental properties, as well as providing real estate services to other property owners. Press releases and other investor information about Charles E. Smith Residential Realty are available on the company's Web site at: http://www.smithreit.com; and are also available through PR Newswire Company News On Call, by fax, 800-758-5804, ext. 101271 or at:
http://www.prnewswire.com.



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